Exhibit 99.1

DOLLAR TREE, INC. ANNOUNCES 3-FOR-2 STOCK SPLIT

CHESAPEAKE, Va. – May 26, 2010 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation's leading operator of discount variety stores selling everything for $1 or less, announced today that its Board of Directors has approved a 3-for-2 stock split in the form of a 50% common stock dividend. The new shares will be distributed on June 24, 2010, for shareholders of record as of the close of business on June 10, 2010. With the stock split, the number of outstanding shares of the company’s common stock will increase from approximately 85 million shares, pre-split, to approximately 127 million shares, post-split.

No fractional shares will be issued in connection with the stock split. Stockholders will receive cash in lieu of any fractional share of the Company’s common stock they otherwise would have received in connection with the stock split. The price paid for the fractional shares will be based on the closing price of the Company’s common stock on the Record Date, June 10, 2010, as reported by the NASDAQ Global Select Market, and paid on or about June 24, 2010 to stockholders of record as of the Record Date.

“Dollar Tree is committed to building value for long-term shareholders,” said Bob Sasser, President and Chief Executive Officer. “The stock dividend announced today is designed to increase the liquidity of the Company’s stock and provide a more attractive entry point for shareholders, affording the potential to broaden the shareholder base.”

Dollar Tree, a Fortune 500 Company, operated 3,874 stores in 48 states as of May 1, 2010, with total retail selling square footage of 33.0 million. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding liquidity and broadening the shareholder base. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 19, 2010 and our Quarterly Report on Form 10-Q filed May 20, 2010. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com